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                                                                  EXHIBIT 10.9





                                AMENDMENT TO
                            EMPLOYMENT AGREEMENT


      This Amendment to Employment Agreement (the "AMENDMENT"), dated as of April 29, 1994, is between Merrill Corporation, a Minnesota corporation (the "COMPANY"), and John W. Castro (the "EXECUTIVE").

      A. The Company and the Executive entered into an Employment Agreement pursuant to which the Company employs the Executive, dated as of February 1, 1994 (the "EMPLOYMENT AGREEMENT").

      B.    The Company and the Executive desire to amend the Employment
Agreement.

      Accordingly, the parties hereto, intending to be legally bound, agree as follows:

      1.  SECTION 3.1(A), (B) AND (C).  Paragraphs (a), (b) and (c) of Section
3.1 of the Employment Agreement are amended in their entirety to read as follows:

      (a) ANNUAL SALARY: Effective beginning February 1, 1994, an annual salary at the rate of $300,000.00 per annum, payable in equal semi-monthly installments.

      (b) ADDITIONAL COMPENSATION: Effective beginning February 1, 1994, an annual bonus for each fiscal year equal to (i) $2,000.00 for each one cent of the Company's net income per share for such year up to and including the net income per share for the prior fiscal year, plus (ii) $5,000.00 for each one cent of the Company's net income per share for such year in excess of the net income per share for the prior fiscal year; which annual bonus shall be payable on or before 75 days after the close of each fiscal year.

      (c) NET INCOME PER SHARE: The Company's net income per share shall be determined by the Company's outside auditors using generally accepted accounting principles consistently applied and as reported to shareholders in the Company's annual report to shareholders.

      2. SECTION 6. Section 6 of the Employment Agreement is amended in its entirety to read as follows:

      6.    RESTRICTIVE COVENANT:

            6.1 Executive will not, without the prior written approval of the Board of Directors of the Company, during the term of employment hereunder and for a period of 18 months after termination of employment hereunder, become an employee, officer, agent, partner or director, or significant owner of any business enterprise (ownership of not less than one percent (1%) of the voting stock of a listed company shall be considered "significant" for purposes of this Agreement) which



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      is competitive with the business of the Company or its subsidiaries or affiliates as conducted at the time of termination of this Agreement.

            6.2 During the 18-month period after the termination of the Executive's employment hereunder, if the provisions of Section 6.1 hereof prevent the Executive from obtaining employment in a position not requiring relocation and having authority, responsibility and compensation comparable to Executive's position with the Company, and so long as the Executive complies fully with his obligations under
      Section 7 hereof, then the Company will continue to pay him, at the same times and in the same manner as prior to his termination, his annual salary in effect for the 12-month period preceding of his termination, less the gross amount of any income the Executive receives during such 18-month period. The Company's obligations to make payments to the Executive under this Section 6.2 will terminate upon the Executive's death, in the event the Executive breaches Sections 6 or 7 hereof, in the event that the Executive, pursuant to Section 8.5 hereof, is not bound by Section 6.1 hereof, or in the event the Company releases in writing the Executive from his obligations under Section 6.1 hereof.

      3. NO OTHER AMENDMENTS. Except as amended pursuant to this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its original terms.

      The Company and the Executive have caused this Amendment to be duly executed as of the date first above written.

                                          MERRILL CORPORATION


/s/ John W. Castro                      By /s/ Rick Atterbury
- ---------------------------------         ----------------------------------
John W. Castro                            Its Vice President-Operations
                                             -------------------------------